Exhibit 10.8

SUPPLEMENTAL EXECUTIVE

RETIREMENT BENEFITS AGREEMENT

This Supplemental Executive Retirement Benefits Agreement (this “Agreement”) is made as of the 27th day of June, 2003, by and between Business Bank of California, a California banking corporation (“Bank”), and Alan J. Lane, an individual (“Executive”).

RECITALS

A.                                   Executive is a valued employee of Bank.

B.                                     Bank desires to retain Executive as an employee of Bank and believes that Executive’s contribution to the business of Bank has not been fully reflected in the compensation of the Executive.

C.                                     Bank desires to incentivize Executive to remain in the employ of the Bank.

D.                                    Bank desires to provide for the post-retirement needs of its employees in a responsible manner.

E.                                      Bank desires to make available to Executive certain supplemental retirement benefits, and Executive desires to enter into an arrangement for such supplemental retirement benefits.

AGREEMENT

NOW, THEREFORE, the parties hereto, for and in consideration of the foregoing and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, do agree as follows:

1.                                       Supplemental Retirement Benefits.  Bank hereby establishes an unfunded retirement plan, the obligations under which shall be reflected on the general ledger of Bank (the “Retirement Account”).  The Retirement Account shall be an unsecured liability of Bank to Executive, payable only as provided herein from the general funds of Bank.  The Retirement Account is not a deposit or insured by the FDIC and does not constitute a trust account or any other special obligation of Bank and does not have priority of payment over any other general obligation of Bank.

2.                                       Payment of Benefits.

(a)                                  On-Time Retirement.  If Executive remains in the continual employment of Bank (except for such breaks in service prescribed by law, such as the Family and Medical Leave Act, or as otherwise agreed in a writing expressly authorized by the Board of Directors of Bank) until age 55 of Executive (the “Full Benefits Date”), then upon the Full Benefits Date or, if later, the date (the “Retirement Date”) on which Executive’s employment with the Bank is terminated for any reason other than For Cause (as hereinafter defined), Bank shall pay to Executive the On-Time Regular Benefit (as defined in Exhibit A hereto) annually, payable monthly beginning on the first business day of the first calendar month after the Retirement Date and on the first business day of each month thereafter until (but including) the fifteenth (15th) anniversary of the Retirement Date.

(b)                                 Involuntary Termination.  If Executive’s employment is terminated by Bank (rather than by Executive) prior to the Full Benefits Date other than For Cause (as defined below), Bank shall pay to Executive the Limited Benefit (as hereinafter defined) annually, payable monthly beginning on the Full Benefits Date, and thereafter on the first business day of each month thereafter until (but including) the fifteenth (15th) anniversary of the Full Benefits Date.  For the purposes of this Agreement, the “Limited Benefit” shall be the amount set forth on Exhibit A corresponding to the age of Executive when Executive’s employment is terminated by Bank.

(c)                                  Voluntary Termination.  Except as provided in Section 6 below, Executive shall not be entitled to any benefits under this Agreement if Executive’s employment is terminated by Executive prior to the Full Benefits Date for any reason other than Substantial Disability.

(d)                                 Disability.  If Executive becomes Substantially Disabled (as hereinafter defined) and Executive’s employment with Bank is terminated by Bank prior to the Full Benefits Date as a result, Executive shall become entitled to the Limited Benefit (in the amount corresponding to the age of Executive at the time Substantial Disability is determined) in accordance with Subsection 2(b) above, payable commencing on the first business day of the calendar month immediately following the determination of Substantial Disability.  For purposes of this Agreement, the term “Substantial Disability” shall mean the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability policy covering Executive, by the Social Security Administration or, at the request of Executive, by a licensed physician selected by Bank, to be a disability rendering Executive totally and permanently disabled.  Executive must submit proof to Bank of the carrier’s or Social Security Administration’s determination upon the request of Bank.

(e)                                  Discharge for Cause.  Any other provision of this Agreement to the contrary notwithstanding, if Executive’s employment by Bank is terminated as a result of, or in connection with: (i) regulatory suspension or removal of Executive from duty with Bank; (ii) gross and consistent dereliction of duty by Executive; (iii) breach of fiduciary duty involving personal profit by Executive; (iv) willful violation of any banking law or regulation; or (v) conviction of a felony or crime of moral turpitude (any of the foregoing referred to herein collectively as “For Cause”), then Executive shall not be entitled to any supplemental retirement benefits provided for in this Agreement and this Agreement may be terminated by Bank without any liability whatsoever.  The obligation of Bank to make any payments contemplated under this Agreement shall be suspended during the pendency of any indictment, information or similar charge regarding a felony or crime of moral turpitude, during any regulatory or other adjudicative proceeding concerning regulatory suspension or removal or, for a reasonable time (not to exceed ninety days), while the board of directors of Bank seeks to determine whether Executive could have been terminated For Cause even though Executive may have previously retired, resigned, become Substantially Disabled or been discharged other than For Cause.  If during such period the board of directors determines that the Executive could have been discharged For Cause, this subsection (e) shall be applicable as if the Executive had been discharged For Cause.

(f)                                    Death of Executive.  Any provision of this Agreement to the contrary notwithstanding, this Agreement shall automatically terminate upon the death of Executive and neither Executive nor Executive’s estate shall be entitled to any benefits hereunder (or, to the extent that the payment of benefits had already commenced at the time of Executive’s death, neither Executive nor Executive’s estate shall be entitled to any further benefits).

3.                                       Intent of Parties.  Bank and Executive intend that this Agreement shall primarily provide supplemental retirement benefits to Executive as a member of a select group of management or highly compensated employees of Bank for purposes of the Employee Retirement Income Security Act of 1974, as may be amended (“ERISA”).

4.                                       ERISA Provisions.

(a)                                  The following provisions in this Agreement are part of this Agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)                                 The “Named Fiduciary” is Business Bank of California.

(c)                                  The general corporate funds of Bank are the basis of payment of benefits under this Agreement.

(d)                                 For claims procedure purposes, the “Claims Manager” shall be the Chief Executive Officer of the Bank or such other person named from time to time by notice to Executive.

(i)                                     If for any reason a claim for benefits under this Agreement is denied by

Bank, the Claims Manager shall deliver to the claimant a written explanation setting forth the specific reasons for the denial, pertinent references to the Agreement section on which the denial is based, such other data as may be pertinent and information on the procedures to be followed by the claimant in obtaining a review of his/her claim, all written in a manner calculated to be understood by the claimant for this purpose:

(1)                                  The claimant’s claim shall be deemed filed when presented orally or in writing to the Claims Manager.

(2)                                  The Claims Manager’s explanation shall be in writing delivered to the claimant within 90 days of the date the claim is filed.

(ii)                                  The claimant shall have 60 days following his/her receipt of the denial of the claim to file with the Claims Manager a written request for review of the denial.  For such review, the claimant or his/her representative may submit pertinent documents and written issues and comments.

(iii)                               The Claims Manager shall decide the issue on review and furnish the claimant with a copy within 60 days of receipt of the claimant’s request for review of his/her claim.  The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Agreement provisions on which the decision is based.  If a copy of the decision is not so furnished to the claimant within such 60 days, the claim shall be deemed denied on review.

(e)                                  The Claims Manager has discretionary authority to determine eligibility for benefits.

5.                                       Funding by Bank.

(a)                                  Bank shall be under no obligation to set aside, earmark or otherwise segregate any funds with which to pay its obligations under this Agreement.  Executive shall be and remain an unsecured general creditor of Bank with respect to Bank’s obligations hereunder.  Executive shall have no property interest in the Retirement Account or any other rights with respect thereto.

(b)                                 Bank, in its sole discretion, may determine the exact nature and method of funding (if any) of the obligations under this Agreement.

(c)                                  If Bank, in its sole discretion, elects to invest in a life insurance, disability or annuity policy on the life of Executive, Executive shall assist Bank, from time to time, promptly upon the request of Bank, in obtaining such insurance policy by supplying any information necessary to obtain such policy as well as submitting to any physical examinations required therefor. Bank shall be responsible for the payment of all premiums with respect to any whole life, variable, or universal life insurance, disability or annuity policy purchased in connection with this Agreement unless otherwise expressly agreed.

6.                                       Effect of Change in Control.

(a)                                  Upon the occurrence of a Change in Control (as hereinafter defined) of Bank (except (i) in an internal reorganization which does not affect the ultimate beneficial ownership of the Bank or (ii) if consented to by Executive in writing), Executive shall be entitled at any time thereafter to declare himself to have been terminated other than For Cause; provided that Executive shall be deemed 100% vested and thus entitled to the On-Time Regular Benefit.  Upon giving notice thereof to Bank, which notice shall include a resignation conditioned upon the applicability of this section, Executive shall be entitled to the On-Time Regular Benefit, payable beginning at age 55 of Executive and  in accordance with Section 2(a) hereof.

(b)                                 For purposes of this Agreement, the occurrence of a “Change in Control” shall mean the occurrence of any of the following:

(i)                                     an “acquisition of control” of Bank as such term is used under the Change in Bank Control Act, as amended (12 U.S.C. ‘ 1817(j)), and related regulations of the Federal Reserve Board, which is not rebutted in the manner provided for therein;

(ii)                                  any merger, consolidation or share exchange of Bank where Bank is not the survivor of such merger or consolidation,  Bank issues an amount of capital stock (other than in a bona fide public offering) equal in voting power to 50% or more of the then outstanding Common Stock, or the then outstanding Common Stock of Bank is converted into or exchanged for cash or any other form or kind of security, regardless of the issuer thereof;

(iii)                               Bank shall sell all or a majority of its assets or its deposit liabilities;

(iv)                              three or more persons other than those nominated by the Board of Directors of Bank shall be elected to the Board of Directors of Bank; or

(v)                                 Bank shall have entered into any understanding or agreement which if consummated would reasonably lead to the occurrence of one or more of the foregoing items (i) through (iv).

7.                                       [Reserved].

8.                                       Employment of Executive; Other Agreements.   The benefits provided for herein for Executive are supplemental retirement benefits and shall not be deemed to modify, affect or limit any salary or salary increases, bonuses, profit sharing or any other type of compensation of Executive in any manner whatsoever.  No provision contained in this Agreement shall in any way affect, restrict or limit any existing employment agreement between Bank and Executive, nor shall any provision or condition contained in this Agreement create specific employment rights of Executive or limit the right of Bank to discharge Executive with or without cause.   Nothing contained in this Agreement shall affect the right of Executive to participate in or be covered by or under any qualified or non-qualified pension, profit sharing, group, bonus or other supplemental compensation, retirement or fringe benefit plan constituting any part of Bank’s compensation structure whether now or hereinafter existing.

9.                                       Confidentiality.  In further consideration of the mutual promises contained herein, Executive agrees that the terms and conditions of this Agreement, except as such may be disclosed in financial statements and tax returns, or in connection with estate planning, are and shall forever remain confidential until the death of Executive and Executive agrees that he/she shall not reveal the terms and conditions contained in this Agreement at any time to any person or entity, other than his/her financial and professional advisors unless required to do so by a court of competent jurisdiction.

10.                                 Leave of Absence.  Bank may, in its sole discretion, permit Executive to take a leave of absence for a period not to exceed one year.  Any such leave of absence must be approved by the board of directors of Bank and reflected in its minutes.  During this time, Executive will still be considered to be in the employ of Bank for purposes of this Agreement.

11.                                 Withholding.  Executive is responsible for payment of all taxes applicable to compensation and benefits paid or provided to Executive under this Agreement, including federal and state income tax withholding, except Bank shall be responsible for payment of all employment (FICA) taxes due to be paid by Bank pursuant to Internal Revenue Code § 3121(v) and regulations promulgated thereunder (i.e., FICA taxes on the present value of payments hereunder which are no longer subject to vesting).  Executive agrees that appropriate amounts for withholding may be deducted from the cash salary, bonus or other payments due to Executive by Bank.  If insufficient cash wages are available or if Executive so desires, Executive may remit payment in cash for the withholding amounts.

12.                                 Arbitration; Jury Trial Waiver.

(a)                                  Except as otherwise expressly provided herein or in any other subsequent written agreement between Executive and Bank, any controversy or claim between Executive and Bank, or between the respective successors or assigns of either, or between Executive and any of Bank’s officers, employees, agents or affiliated entities, arising out of or relating to this Agreement or any representations, negotiations, or discussions leading up to this Agreement or any relationship that results from any of the foregoing, whether based on contract, an alleged tort, breach of warranty, or other legal theory (including claims of fraud, misrepresentation, suppression of material fact, fraud in the inducement, and breach of fiduciary obligation), and whether based on acts or omissions occurring or existing prior to, at the time of, or after the execution of this Agreement and whether asserted as an original or amended claim, counterclaim, cross-claim, or otherwise, shall be settled by binding arbitration pursuant to the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1, et seq.; provided, however, that resort to arbitration as provided in this Section 12 may only be had after exhaustion of the claims procedure described in Subsection 4(d).  The arbitration shall be administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules (the “Rules”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Any dispute regarding whether a particular claim is subject to arbitration will be decided by the arbitrator.  Any court of competent jurisdiction may compel arbitration of claims pursuant to this Agreement.

(b)                                 The arbitrator shall be a practicing attorney or retired judge.  The arbitrator’s award must be based on substantial evidence, and the arbitrator shall award only such remedy or relief as a court of competent jurisdiction could properly award under applicable law.  The initiation of arbitration in the manner provided in the Rules shall be deemed the commencement of an action for purposes of any applicable statute of limitation.  The arbitrator is empowered to decide (by documents only, or after a preliminary hearing, at the arbitrator’s discretion) any pre-hearing motion which is substantially similar to a motion to dismiss for failure to state a claim or a motion for summary judgment.  Claims of or on behalf of other persons shall not be considered by the arbitrator or consolidated with the arbitration proceedings pursuant to this paragraph, unless all parties consent in writing.  At the written request of a party made prior to the time the award is made, the arbitrator shall specify the factual and legal bases for the award.

(c)                                  The arbitrator may award to the prevailing party pre-and post-award expenses of the arbitration, including the arbitrator’s fees and travel expenses, administrative fees, out-of-pocket expenses such as copying and telephone, court costs, witness fees, stenographer’s fees, and (if allowed by applicable law) attorneys’ fees.  Otherwise, the parties will share equally the arbitrator’s fee and travel expenses and administrative fees, and each party will bear its own expenses.

(d)                                 This agreement to arbitrate disputes will survive the payment of all obligations under this Agreement and termination or performance of any transactions contemplated hereby between Executive and Bank, and will continue in full force and effect unless Executive and Bank otherwise expressly agrees in writing.  Executive and Bank acknowledge that the transaction contemplated by this Agreement involves “commerce,” as that term is defined in the FAA.

(e)                                  By entering into this Agreement, Executive and Bank agree and acknowledge that:

(i)                                     by agreeing to arbitrate disputes, Executive and Bank are giving up the right to trial in a court and THE RIGHT TO TRIAL BY JURY of all claims that are subject to arbitration under this Agreement;

(ii)                                  grounds for appeal of the arbitrator’s decision are very limited; and

(iii)                               in some cases the arbitrator may be employed by, or may have worked closely with, a business in the same or a related type of business as the business engaged in by Executive or Bank.

(f)                                    EXECUTIVE AND BANK HEREBY WAIVE THE RIGHT TO TRIAL BY JURY OF ALL DISPUTES, CONTROVERSIES AND CLAIMS BY, BETWEEN OR

AGAINST EXECUTIVE OR BANK, WHETHER THE DISPUTE, CONTROVERSY OR CLAIM IS SUBMITTED TO ARBITRATION OR IS DECIDED BY A COURT.

13.                                 Miscellaneous Provisions.

(a)                                  Counterparts.  This Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile transmission of an executed counterpart.

(b)                                 Construction. As used in this Agreement, the neuter gender shall include the masculine and the feminine, the masculine and feminine genders shall be interchangeable among themselves and each with the neuter, the singular numbers shall include the plural, and the plural the singular.  The term “person” shall include all persons and entities of every nature whatsoever, including, but not limited to, individuals, corporations, partnerships, governmental entities and associations.  The terms “including,” “included,” “such as” and terms of similar import shall not imply the exclusion of other items not specifically enumerated.

(c)                                  Severability.  If any provision of this Agreement or the application thereof to any person or circumstance shall be held to be invalid, illegal, unenforceable or inconsistent with any present or future law, ruling, rule or regulation of any court, governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be rescinded or modified in accordance with such law, ruling, rule or regulation and the remainder of this Agreement or the application of such provision to the person or circumstances other than those as to which it is held inconsistent shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

(d)                                 Governing Law.  This Agreement is made in the State of California and shall be governed in all respects and construed in accordance with the laws of the State of California, without regard to its conflicts of law principles, except to the extent superseded by the Federal laws of the United States.

(e)                                  Binding Effect.  This Agreement is binding upon the parties, their respective successors, assigns, heirs and legal representatives. Without limiting the foregoing this Agreement shall be binding upon any successor of Bank whether by merger or acquisition of all or substantially all of the assets or liabilities of Bank. This Agreement may not be assigned by any party without the prior written consent of each other party hereto.  This Agreement has been approved by the Board of Directors of Bank and Bank agrees to maintain an executed counterpart of this Agreement in a safe place as an official record of Bank.

(f)                                    No Trust.  Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between Bank and Executive, Executive’s designated beneficiary or any other person.

(g)                                 Assignment of Rights.  None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against Executive or any beneficiary; nor shall Executive or any beneficiary have any right to transfer, modify, anticipate or encumber any rights or benefits hereunder; provided, however, that the undistributed portion of any benefit payable hereunder shall at all times be subject to set-off for debts owed by Executive to Bank.

(h)                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and all prior or contemporaneous negotiations, agreements and understandings, whether oral or written, are hereby superseded, merged and integrated into this Agreement.

(i)                                     Notice.  Any notice to be delivered under this Agreement shall be given in writing and delivered by hand, or by first class, certified or registered mail, postage prepaid, addressed to the Bank or the Executive, as applicable, at the address for such party set forth below or such other address designated by notice.

Bank:	Business Bank of California
1248 Fifth Avenue
San Rafael, CA 94901
Attn: Charles Hall, CEO

Executive:	Alan J. Lane
41090 Avenida Verde
Temecula, CA 92591

(j)                                     Non-waiver.  No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right.

(k)                                  Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

(l)                                     Amendment.  No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties.  No waiver of any provision contained in this Agreement shall be effective unless it is in writing and signed by the party against whom such waiver is asserted.

(m)                               Seal. The parties hereto intend this Agreement to have the effect of an agreement executed under the seal of each.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement as of the day and year first above written.

BANK:

BUSINESS BANK OF CALIFORNIA

By
Its

EXECUTIVE:

Alan J. Lane

STATE OF CALIFORNIA	)
:
COUNTY	)

I, the undersigned, a notary public in and for said parish in said state, hereby certify that                             , whose name as                                       of Business Bank of California, a California banking corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he/she, as such officer and with full authority, executed the same voluntarily for and as the act of said corporation.

Given under my hand and official seal this                 day of                     , 2003.

Notary Public
[NOTARIAL SEAL]	My commission expires:

STATE OF CALIFORNIA	)
:
COUNTY	)

I, the undersigned, a notary public in and for said parish in said state, hereby certify that Alan J. Lane, whose name is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he/she executed the same voluntarily on the day the same bears date.

Given under my hand and official seal this             day of                      , 2003.

[NOTARIAL SEAL]	Notary Public
My commission expires:

Exhibit A

Vesting Schedule

The “On-Time Regular Benefit” shall be $100,000.

The “Limited Benefit” shall be:

Age of Executive	Limited Benefit
41	$0
42	$7,140
43	$14,280
44	$21,420
45	$28,560
46	$35,700
47	$42,840
48	$49,980
49	$57,120
50	$64,260
51	$71,400
52	$78,540
53	$85,680
54	$92,820